CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER 2008 FINANCIAL RESULTS

Declares Increased Dividend of $1.00 per Share for Q1 2008
Increases 2008 Quarterly Dividend Target Rate to $1.00 per share
Repays $73 Million of Debt

New York, New York, April 30, 2008 - Genco Shipping & Trading Limited (NYSE:GNK) today reported its financial results for the three months ended March 31, 2008.

The following financial review discusses the results for the three months ended March 31, 2008 and March 31, 2007.

First Quarter 2008 and Year-to-Date Highlights

•
Declared a dividend at a new quarterly target rate of $1.00 per share, an increase of $0.15 over the previous target of $0.85 per share, based on Q1 2008 results, payable on or about May 30, 2008 to all shareholders of record as of May 16, 2008;

•	Excluding the $26.2 million gain on the sale of the Genco Trader, recorded net income of $47.8 million, or $1.66 basic and $1.65 diluted earnings per share;

•	Recorded net income of $74.0 million, or $2.57 basic and $2.56 diluted earnings per share;

•	Took delivery of the Genco Champion, completing the acquisition of the six drybulk vessels from affiliates of Evalend Shipping Co. S.A. for an aggregate purchase price of $336 million;

•	Took delivery of the Genco Constantine, the fifth of nine vessels from the Metrostar transaction;

•	Completed the sale of the Genco Trader, realized a gain on the sale of assets of $26.2 million and repaid $43 million of debt from the sales proceeds;

•	Repaid $30 million of debt with cash flow from operations;

•	Paid an $0.85 per share dividend on March 7, 2008 based on Q4 2007 results;

•	Increased our ownership of the outstanding stock of Jinhui Shipping and Transportation Limited to 19.4% through April 30, 2008; and

•	Entered into an agreement to time charter the Genco Carrier at a gross rate of $37,000 per day for 34 to 37.5 months, a 54% increase over its current rate of $24,000.

Financial Review: 2008 First Quarter

Excluding the $26.2 million gain on the sale of the Genco Trader, the Company recorded net income for the first quarter of 2008 of $47.8 million, or $1.66 basic and $1.65 diluted earnings per share. Net income was $74.0 million or $2.57 basic and $2.56 diluted earnings per share for the three months ended March 31, 2008. Comparatively, for the three months ended March 31, 2007 net income was $19.8 million or $0.78 basic and diluted earnings per share.

EBITDA was $95.8 million for the three months ended March 31, 2008 versus $30.5 million for the three months ended March 31, 2007.

Robert Gerald Buchanan, President, commented, “During the first quarter, we continued to take advantage of the strong drybulk market while further growing our fleet of modern vessels.  Specifically, we signed time charters at significantly higher rates with staggered durations, enabling the Company to increase its sizeable contracted revenue stream and maintain the ability to benefit from future rate increases.   We also completed the acquisition of six drybulk vessels from affiliates of Evalend Shipping Co. S.A. and have taken delivery of our fifth Capesize vessel acquired from companies within the Metrostar Management Corporation group. With four additional Capesize vessels expected to be delivered in 2008 and 2009, Genco is in a strong position to further improve the age of its fleet and continue to benefit from the positive demand for the global transportation of essential commodities.”

Genco Shipping & Trading Limited revenues increased 146% to $91.7 million for the three months ended March 31, 2008 versus $37.2 million for the three months ended March 31, 2007, due to the operation of a larger fleet as well as the renewal of time charters at higher charter rates than those contracted previously.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet increased 73.5% to $35,891 per day for the three months ended March 31, 2008 compared to $20,683 for the three months ended March 31, 2007. The increase in TCE rates was due to higher charter rates achieved in the first quarter of 2008 versus the first quarter of 2007 for five of the Panamax vessels, five of the Handymax vessels, and five of the Handysize vessels in our current fleet. Furthermore, higher TCE rates were achieved in the first quarter of 2008 versus the same period last year due to the operation of five Capesize vessels acquired as part of the Metrostar acquisition.

Total operating expenses decreased to $6.4 million for the three months ended March 31, 2008 from $15.0 million for the three-month period ended March 31, 2007 due to the gain on the sale of the Genco Trader, off-set by higher vessel operating expenses, general and administrative expenses and depreciation and amortization related to the operation of a larger fleet. Vessel operating expenses were $10.9 million for the first quarter of 2008 compared to $6.4 million for the same period last year. The increase in vessel operating expenses was due to the operation of a larger fleet, as well as higher crewing and lube expenses. We expect our vessel operating expenses, which generally represent variable costs, to further increase as a result of the expansion of our fleet. Depreciation and amortization expenses increased to $15.9 million for the first quarter of 2008 from $7.2 million for the first quarter of 2007 related to the growth of our fleet. General and administrative expenses increased to $4.4 million from $3.2 million during the comparative periods due to higher legal expenses, costs associated with higher employee non-cash compensation and other employee related costs. Management fees were $0.7 million for the three months ended March 31, 2008 and $0.4 million for the three months ended March 31, 2007, respectively, and relate to fees paid to our independent technical managers.

Daily vessel operating expenses grew to $4,278 per vessel per day during the first quarter of 2008 from $3,627 for the same quarter last year as a result of higher crew and lube expenses as well as the operation of five Capesize vessels. We believe daily vessel operating expenses are best measured for comparative purposes over a 12-month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, we expect our 2008 DVOE budget to be $4,700 per vessel per day. As previously announced the increased budget reflects the anticipated increased cost for crewing and lubes as well as the operation of our Capesize vessels.

Liquidity and Capital Resources
Cash Flow

Net cash provided by operating activities for the three months ended March 31, 2008 and 2007, was $55.7 million and $23.3 million, respectively.  The increase was primarily due to the operation of a larger fleet, which contributed to increases in net income, depreciation, and deferred revenues. Adjustments to operating cash flows include Jinhui investment activities of $11.5 million of realized losses on forward currency contracts offset by $9.7 million of unrealized gains on hedged short-term investments and $1.7 million of unrealized gains on forward currency contracts. The increases were offset by a $26.2 million gain related to the sale of the Genco Trader, and $6.8 million of amortization of value of the time charters acquired as part of the Metrostar and Evalend acquisitions. Net cash provided by operating activities for the three months ended March 31, 2007 was primarily a result of recorded net income of $19.8 million, less the gain from the sale of the Genco Glory of $3.6 million, plus depreciation and amortization charges of $7.2 million.

Net cash (used in) provided by investing activities was ($132.4) million for the three months ended March 31, 2008 as compared to $12.8 provided by investing activities for the three months ended March 31, 2007.  For the quarter ended March 31, 2008, cash used in investing activities related primarily to the purchase of vessels in the amount of $153.3 million, the purchase of $10.3 million of Jinhui stock, and payments on forward currency contracts of $11.4 million. The increases were offset by total proceeds received from the sale of the Genco Trader of $43.1 million. For the three months ended

 March 31, 2007 the cash provided by investing activities related primarily to the proceeds from the sale of the Genco Glory of $13.0 million.

Net cash provided by (used in) financing activities for the three months ended March 31, 2008 was $53.4 million as compared to ($22.5) million of cash used in investing activities for the three months ended March 31, 2007.  For the quarter ended March 31, 2008, net cash provided by financing activities consisted of the drawdown of $151.5 million related to the purchase of vessels and was offset by the repayment of $73.0 million under the 2007 credit facility and the payment of cash dividends of $24.7 million.  For the same period last year, net cash used in financing activities consisted of the payment of cash dividends of $16.8 million and of the repayment of $5.7 million of our credit facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Our current fleet consists of five Capesize drybulk carriers, six Panamax drybulk carriers, three Supramax drybulk carriers, six Handymax drybulk carriers and eight Handysize drybulk carriers. After the delivery of the four remaining vessels from companies within the Metrostar Management Corporation group, Genco Shipping & Trading Limited will own a fleet of 32 drybulk vessels, consisting of nine Capesize, six Panamax, three Supramax, six Handymax and eight Handysize vessels, with a carrying capacity of approximately 2,700,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We estimate that one vessel will be drydocked during the second quarter of 2008.

An additional five vessels are estimated to be drydocked in 2008 and five in 2009. We estimate our drydocking costs for our fleet through 2009 to be:

	Q2 2008	Q3 - Q4 2008	2009
Estimated Costs (1)	$0.7 million	$3.5 million	$3.7 million
Estimated Offhire Days (2)	20	100	100

 (1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The Genco Challenger completed its drydocking during the first quarter of 2008 at a cost of approximately $0.5 million. The vessel was on planned offhire for 12 days in connection with this scheduled drydocking.

Update on Share Repurchase Program

The Company recently announced that its Board of Directors has approved a share repurchase program for up to a total of $50 million of the Company's common stock.   During the first quarter of 2008 the Company did not buy back any shares. As of April 30, 2008 the Company has 29,078,309 shares of its common stock outstanding.

                                Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended
	March 31, 2008	March 31, 2007
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues	$ 91,669	$ 37,220

Operating expenses:
Voyage expenses	744	1,413
Vessel operating expenses	10,919	6,389
General and administrative expenses	4,411	3,195
Management fees	672	351
Depreciation and amortization	15,864	7,186
Gain on sale of vessel	(26,227)	(3,575)
Total operating expenses	6,383	14,959

Operating income	85,286	22,261

Other (expense) income:
(Loss) Gain from derivative instruments	(64)	-
Interest income	552	1,066
Interest expense	(11,787)	(3,490)
Other (expense) income:	(11,299)	(2,424)

Net income	$ 73,987	$ 19,837

Earnings per share - basic	$ 2.57	$ 0.78

Earnings per share - diluted	$ 2.56	$ 0.78

Weighted average shares outstanding - basic	28,733,928	25,308,953

Weighted average shares outstanding - diluted	28,914,350	25,421,480

	March 31, 2008	December 31, 2007
BALANCE SHEET DATA:	(unaudited)
Cash	$ 48,295	$ 71,496
Current assets, including cash	221,803	267,594
Total assets	1,746,773	1,653,272
Current liabilities, including current portion of long-term debt	24,788	70,364
Total long-term debt, including current portion	1,014,500	936,000
Shareholders' equity	622,346	622,185

	Three Months Ended
	March 31, 2008	March 31, 2007
	(unaudited)

Net cash provided by operating activities	$ 55,711	$ 23,329
Net cash (used in) provided by investing activities	(132,351)	12,817
Net cash provided by (used in) financing activities	53,439	(22,542)

	Three Months Ended
	March 31, 2008	March 31, 2007
FLEET DATA:	(unaudited)
Total number of vessels at end of period	28	19
Average number of vessels (1)	28.0	19.6
Total ownership days for fleet (2)	2,552	1,762
Total available days for fleet (3)	2,533	1,731
Total operating days for fleet (4)	2,528	1,703
Fleet utilization (5)	99.8%	98.3%

AVERAGE DAILY RESULTS:
Time charter equivalent (6)	$ 35,891	$ 20,683
Daily vessel operating expenses per vessel (7)	4,278	3,627

	Three Months Ended
	March 31, 2008	March 31, 2007
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net Income	$ 73,987	$ 19,837
+ Net interest expense	11,235	2,424
+ Depreciation and amortization	15,864	7,186
+ Amortization of nonvested stock compensation	1,588	586
+ Amortization of value of time charters acquired	(6,849)	456
EBITDA(8)	95,825	30,489

(1) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(2) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(3) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(4) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(5) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(6) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(7) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.
(8) EBITDA represents net income plus net interest expense, income tax expense, depreciation and amortization, amortization of nonvested stock compensation, and amortization of the value of time charter acquired. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. EBITDA is also used by our lenders in certain loan covenants. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

Genco Shipping & Trading Limited’s Fleet

Our current fleet consists of five Capesize, six Panamax, three Supramax, six Handymax and eight Handysize drybulk carriers with an aggregate carrying capacity of approximately 2,020,000 dwt. Our current fleet contains six groups of sister ships, which are vessels of virtually identical sizes and specifications.  We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of March 31, 2008, the average age of our current fleet was 6.5 years, as compared to the average age for the world fleet of approximately 16 years for the drybulk shipping segments in which we compete. All of the vessels in our current fleet are currently on long-term time charters with an average remaining life of approximately 19.5 months as of March 31, 2008.

The following table reflects the current employment of Genco's current fleet as well as the employment or other status of vessels expected to join Genco's fleet:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)	Revenue Daily Rate (3)	Expected Delivery (4)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	December 2009	45,263	62,750	-
Genco Tiberius	2007	Cargill International S.A.	January 2010	45,263	62,750	-
Genco London	2007	SK Shipping Co., Ltd	August 2010	57,500	64,250
Genco Titus	2007	Cargill International S.A.	September 2011	45,000(5)	46,250	-
Genco Constantine	2008	Cargill International S.A.	August 2012	52,750(5)		-
Genco Hadrian	2008(6)	To be determined (“TBD”)	TBD	TBD		Q4 2008
Genco Commodus	2009(6)	TBD	TBD	TBD		Q2 2009
Genco Maximus	2009(6)	TBD	TBD	TBD		Q2 2009
Genco Claudius	2009(6)	TBD	TBD	TBD		Q3 2009

Panamax Vessels
Genco Beauty	1999	Cargill International S.A.	May 2009	31,500		-
Genco Knight	1999	SK Shipping Ltd.	May 2009	37,700		-
Genco Leader	1999	A/S Klaveness	December 2008	25,650(7)		-
Genco Vigour	1999	STX Panocean (UK) Co. Ltd.	March 2009	29,000(8)		-
Genco Acheron	1999	Armada Shipping S.A.	June 2008	74,500(9)		-
Genco Surprise	1998	Hanjin Shipping Co., Ltd.	December 2010	42,100		-

Supramax Vessels
Genco Predator	2005	Oldendorff GmbH & Co. KG.	May 2008	55,000		-
Genco Warrior	2005	Hyundai Merchant Marine Co. Ltd.	November 2010	38,750		-
Genco Hunter	2007	Pacific Basin Chartering Ltd.	June 2008	60,000(10)		-

Handymax Vessels
Genco Success	1997	Korea Line Corporation	February 2011	33,000(11)		-
Genco Carrier	1998	Pacific Basin Chartering Ltd.	May 2008	24,000		-
		Louis Dreyfus Corporation	March 2011	37,000(12)
Genco Prosperity	1997	Pacific Basin Chartering Ltd.	May 2008	26,000		-
Genco Wisdom	1997	Hyundai Merchant Marine Co. Ltd.	February 2011	34,500(13)		-
Genco Marine	1996	NYK Bulkship Europe S.A.	March 2009	47,000		-
Genco Muse	2001	Norden A/S	July 2008	47,650		-

Handysize Vessels

Genco Explorer	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Pioneer	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Progress	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Reliance	1999	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Sugar	1998	Lauritzen Bulkers A/S	August 2009	19,500	-
Genco Charger	2005	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Challenger	2003	Pacific Basin Chartering Ltd.	November 2010	24,000	-
Genco Champion	2006	Pacific Basin Chartering Ltd.	December 2010	24,000	-

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Except for the Genco Titus, under the terms of each contract, the charterer is entitled to extend time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire. The charterer of the Genco Titus has the option to extend the charter for a period of one year.
(2) Time charter rates presented are the gross daily charterhire rates before third party commissions ranging from 1.25% to 6.25%, except as indicated for the Genco Leader in note 7 below. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3) For the vessels acquired with a below-market time charter rate, the approximate amount of revenue on a daily basis to be recognized as revenues is displayed in the column named “Revenue Daily Rate” and is net of any third-party commissions. Since these vessels were acquired with existing time charters with below-market rates, we allocated the purchase price between the respective vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.  For cash flow purposes, we will continue to receive the rate presented in the “Cash Daily Rate” column until the charter expires.
(4) Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(5) The charter includes a 50 percent index-based profit sharing component.
(6) Year built for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(7) For the Genco Leader, the time charter rate presented is the net daily charterhire rate. There are no payments of commissions associated with these time charters.
(8) We have entered into a time charter for 23 to 25 months at a rate of $33,000 per day for the first 11 months, $25,000 per day for the following 11 months and $29,000 per day thereafter, less a 5% third-party commission. For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $29,000 per day for 23 to 25 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The time charter, commenced following the expiration of the vessel's previous time charter on May 5, 2007.
(9) We have entered into a short-term time charter for 1 trip at a rate of $74,500 per day less a 5% third-party commission. The new charter has commenced following the expiration of the previous charter on April 18, 2008 and is expected to be completed in the middle of June 2008. Upon the completion of its time charter with Armada Shipping S.A., the vessel is expected to complete its drydocking before commencing subsequent time charters.
(10) We have reached an agreement to extend the time charter for an additional 3 to 5.5 months at a rate of $60,000 per day less a 5% third party commission.  The new charter commenced following the expiration of the previous charter on March 6, 2008.
(11) We recently extended the time charter for an additional 35 to 37.5 months at a rate of $40,000 per day for the first 12 months, $33,000 per day for the following 12 months and $26,000 per day for the next 12 months and $33,000 thereafter less a 5% third-party commission. In all cases the rate for the duration of the time charter will average $33,000.  For purposes of revenue recognition, the time charter contract is reflected on a straight-line basis at approximately $33,000 per day for 35 to 37.5 months in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.  The new charter commenced following the expiration of the previous charter on March 1, 2008.
(12) We have reached an agreement to commence a time charter for 34 to 37.5 months at a rate of $37,000 per day less a 5% third party commission.  The new charter is expected to commence following the expiration of the previous charter on or about May 10, 2008.
(13) We recently extended the time charter for an additional 35 to 37.5 months at a rate of $34,500 per day less a 5% third party commission.  The new charter commenced following the expiration of the previous charter on March 1, 2008.

Q1 2008 Dividend Announcement

The Company’s Board of Directors declared a first quarter 2008 dividend of $1.00 per share payable on or about May 30, 2008 to all shareholders of record as of May 16, 2008. As previously announced, the Company plans to declare quarterly dividends to shareholders by each February, May, August and November, in amounts substantially equal to its available cash from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and debt service) and any reserves the Board of Directors determines the Company should maintain. These reserves may cover, among other things: drydocking, repairs, claims, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital. The Q1 2008 dividend of $1.00 equates to an annualized yield of 6.1% based on the closing price of Genco Shipping & Trading’s common stock as of April 29, 2008 at $65.67.

John C. Wobensmith, Chief Financial Officer, commented, “During the first quarter, we posted strong results, highlighting our fleet’s significant earnings power. Complementing this success, we once again increased our quarterly dividend target rate, representing the third time since going public.   We are pleased to have declared a dividend of $1.00 per share for the quarter, an increase over our first quarter 2007 and 2006 dividends of approximately 52% and 67%, respectively.   During the quarter, we also drew upon our strong cash flow from our increased fleet and the proceeds from the sale of the oldest vessel in our fleet to pay down $73 million in debt, readying the Company for future growth.  As we have done in the past, we will seek to consolidate the industry with a focus on earnings and cash flow accretion as well as return on capital while seeking to distribute sizeable dividends to shareholders.”

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited currently owns a fleet of 28 drybulk vessels consisting of five Capesize, six Panamax, three Supramax, six Handymax and eight Handysize vessels, with a carrying capacity of approximately 2,020,000 dwt. After the delivery of the four remaining Capesize vessels from companies within the Metrostar Management Corporation group, Genco Shipping & Trading Limited will own a fleet of 32 drybulk vessels, consisting of nine Capesize, six Panamax, three Supramax, six Handymax and eight Handysize vessels, with a carrying capacity of approximately 2,700,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, May 1, 2008 at 8:30 a.m. Eastern Time, to discuss its 2008 first quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (877) 874-1589 or (719) 325-4837 and enter passcode 4047163.  A replay of the conference call can also be accessed through May 15, 2008 by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 4047163. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) changes in demand or rates in the drybulk shipping industry; (ii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iii) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (iv) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (v) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, repairs, maintenance and general and administrative expenses; (vi) the adequacy of our insurance arrangements; (vii) changes in general domestic and international political conditions; (viii) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (ix) the number of offhire days needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims including offhire days; (x) the Company’s acquisition or disposition of vessels; (xi) the fulfillment of the closing conditions under the Company’s agreement to acquire  the remaining four drybulk vessels from companies within the Metrostar Management Corporation group; and other factors listed from time to time in our public filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and its reports on Form 8-K. The timing and amount of purchases under the Company’s share repurchase program will be determined by management based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities and Exchange Act. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company’s discretion and without notice. Repurchases will be subject to restrictions under the Company’s existing credit facility. Our ability to pay dividends in any period will depend upon factors, including the limitations under our loan agreements, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance.  The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.